EXHIBIT 99.1

dELiA*s, Inc.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-807-9060 FAX: 212-590-6500

dELiA*s Announces First Quarter Fiscal 2007 Results

NEW YORK, NEW YORK – (BUSINESS WIRE) – May 30, 2007 – dELiA*s, Inc. (Nasdaq: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced financial results for the first quarter ended May 5, 2007.

For the three months ended May 5, 2007:

•	Total revenue increased by 11% to $57.8 million from $51.9 million last year.

•

Same-store sales for the retail segment increased by 9% for the comparable thirteen-week periods, with total retail sales increasing by 34%. Net sales of the direct segment increased by 3% over the first quarter of fiscal 2006. The direct segment sales increased by 11% on a comparable calendar basis (after reflecting the impact of last year’s 53-week fiscal calendar on the timing of catalog mailings).

•

Total gross margin decreased by 220 bps to 36.1% of sales, or $20.9 million, due to the decrease in the retail segment and its growing percentage of the total sales mix. Gross margin for the direct segment increased by 50 bps from year-ago levels.

•

SG&A expense was 42.1% versus 40.9% a year ago, an increase of 120 bps due to the additional costs associated with the move of our corporate headquarters and other one-time expenses, which more than offset the improved leveraging of other expenses due to the increase in revenue.

•	Net loss for the quarter increased to $3.3 million or $0.11 per share compared to last year’s $1.2 million or $0.05 loss per share.

Robert Bernard, Chief Executive Officer, stated: “We are pleased to have delivered a 9% comp increase in retail sales and an 11% increase in direct sales on a comparable calendar basis, with results consistent with our expectations, despite the challenging retail environment. Looking ahead, we continue to make progress on our goals. We are on track to grow our store base by approximately 25% this year, and on May 1, we achieved a significant milestone: We now have over half of our store base in the new prototype format. This is an important step toward improving the long-term productivity and profitability of our dELiA*s retail division.”

Retail Segment Results

Net sales for the dELiA*s retail stores increased by 34% to $19.7 million for the quarter compared to last year’s $14.7 million. During the quarter, we opened six new stores, relocated one store and closed four stores. In addition, we closed our Natick, MA location in April to remodel and reopen for Back-to-School. Accordingly, we ended the quarter with 75 stores in operation as compared to the 61 premiere locations open as of April 29, 2006, the ending date of last year’s fiscal quarter. Gross profit for the retail segment, which includes distribution, occupancy and merchandising costs, was $3.9 million versus last year’s $3.6 million, an increase of 10% in dollars, and a decrease, expressed as a percentage of revenues, from 24.1% of sales in fiscal 2006 to 19.9% of sales this year. This decrease reflected additional promotional markdowns required to clear excess carryover merchandise in the retail segment. Selling, general and administrative expenses, which includes allocated overhead, improved to 43.6% of sales from 45.0% last year, resulting in a quarterly loss for the segment of $4.7 million versus $3.1 million last year.

Direct Segment Results

Net sales for the direct segment increased 3% to $38.1 million versus last year’s $37.1 million for the quarter. Net sales for the direct segment would have increased by 11% based upon comparing the thirteen-week period ended May 5, 2007 to the comparable thirteen weeks ended May 6, 2006. Gross profit was $16.9 million versus last year’s $16.3 million, an increase of 4%. This improvement reflected higher merchandise margins, despite the calendar shift. Selling, general and administrative expenses were up 8% in dollars and by over 200 bps to 41.3% of sales, with approximately half of this increase attributable to the costs of the test CCS Girls catalog. Income for the direct segment thus decreased to $1.2 million from $1.7 million.

Conference Call Information

A conference call to discuss fiscal 2007 first quarter results is scheduled for Wednesday May 30, at 4:30 pm Eastern Daylight Savings Time. The conference call will be web-cast live at www.deliasinc.com. A replay of this call will be available on our website for one year, and can also be accessed until June 27, 2007 by dialing (888) 286-8010, pass code 68097280.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites, and, for dELiA*s, mall-based specialty retail stores.

Safe Harbor Language

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “expectation,” “project,” “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

CONTACT:

dELiA*s, Inc. Stephen A. Feldman 212.807.9060	ICR Joseph Teklits/Jean Fontana 203.682.8200

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Thirteen Weeks Ended
	May 5, 2007		April 29, 2006
	(unaudited)		(unaudited)

Net revenues	$57,807	100.0%	$51,870	100.0%
Cost of goods sold	36,947	63.9%	32,017	61.7%

Gross profit	20,860	36.1%	19,853	38.3%
Selling, general and administrative expenses	24,314	42.1%	21,201	40.9%

Loss before interest income (expense) and income taxes	(3,454)	-6.0%	(1,348)	-2.6%
Interest income (expense), net	209	0.4%	48	0.1%

Loss before income taxes	(3,245)	-5.6%	(1,300)	-2.5%
Provision (benefit) for income taxes	20	0.0%	(80)	-0.2%

Net loss	$(3,265)	-5.6%	$(1,220)	-2.4%

Basic and diluted net loss per share of common stock:
Basic and diluted net loss attributable to common stockholders per share	$(0.11)		$(0.05)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	30,778,033		25,636,187

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

dELiA*s, Inc

CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 5, 2007	February 3, 2007	April 29, 2006
	(unaudited)		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,227	$28,874	$30,126
Inventories, net	28,365	31,680	23,727
Prepaid catalog costs	3,234	3,157	3,188
Other current assets	8,443	6,759	4,185

Total current assets	59,269	70,470	61,226

Property and equipment, net	46,508	39,543	27,821
Goodwill	40,204	40,204	40,204
Intangible assets, net	2,587	2,610	2,713
Other noncurrent assets	598	678	875

Total assets	$149,166	$153,505	$132,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,795	$17,821	$14,547
Current portion of mortgage note payable	149	139	136
Accrued expenses and other current liabilities	29,300	27,549	23,149

Total current liabilities	43,244	45,509	37,832

Deferred credits and other long term liabilities	8,488	7,723	4,454
Long-term portion of mortgage note payable	2,372	2,406	2,518

Total liabilities	54,104	55,638	44,804

Commitments and contingencies
Stockholders’ Equity:
Preferred stock; $.001 par value, 25,000,000 shares authorized, none issued	—	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; 30,829,463, 30,745,497, and 26,344,920 shares issued and outstanding, respectively	31	30	26
Additional paid-in capital	95,747	94,975	92,121
Deferred compensation	(197)	—	—
(Accumulated deficit) retained earnings	(519)	2,862	(4,112)

Total stockholders’ equity	95,062	97,867	88,035

Total liabilities and stockholders’ equity	$149,166	$153,505	$132,839

Working Capital	$16,025	$24,961	$23,394

dELiA*s, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	For the Thirteen Weeks Ended
	May 5, 2007	April 29, 2006
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,265)	$(1,220)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,707	1,254
Stock-based compensation	199	295
Changes in operating assets and liabilities:
Inventories	3,315	2,105
Prepaid catalog costs and other current assets	(1,762)	(617)
Other noncurrent assets	80	102
Accounts payable, accrued expenses and other current liabilities	(1,626)	949

Net cash (used in) provide by operating activities	(1,352)	2,868

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,649)	(4,139)

Net cash used in investing activities	(8,649)	(4,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from Alloy Inc.	—	8,155
Payment of mortgage note payable	(24)	(26)
Proceeds from rights offering, net of expenses	—	19,793
Proceeds from exercise of employee stock options	378	952

Net cash provided by financing activities	354	28,874

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,647)	27,603
CASH AND CASH EQUIVALENTS, beginning of period	28,874	2,523

CASH AND CASH EQUIVALENTS, end of period	$19,227	$30,126

Cash paid during the period for interest	$49	$46
Cash paid during the period for taxes	$323	$—
Noncash transfers from Alloy, Inc.	$—	$686

dELiA*s, Inc.

Selected Operating Data

(In thousands, except number of stores)

	For the Thirteen Weeks Ended
	May 5, 2007		April 29, 2006
	(unaudited)		(unaudited)
Channel Net Sales:
Retail	$19,678		$14,739
Direct:
Catalog	9,492		10,964
Internet	28,637		26,167

	$57,807		$51,870

Catalogs Mailed	21,756		20,753

Number of Stores:
Beginning of period	74		59
Premiere Stores opened	7	*	4
Premiere Stores closed	6	*	0

End of period	75		63

Total Gross Sq. Ft @ End of Period	283.0		234.4

Total Gross Sq. Ft @ End of Period—Premiere	283.0		226.6

*	Totals include one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2007; and one store that was closed in the first quarter of fiscal 2007, that is being remodeled and will reopen during the second quarter of 2007.